Exhibit 99.1

NEWS RELEASE Xcel Energy Media Relations 1225 17th St. Denver, CO 80202 (303)294-2300 www.xcelenergy.com

April 14, 2006

Xcel Energy files several proposed electricity bill changes

DENVER – In a series of filings today with the Colorado Public Utilities Commission (CPUC), Xcel Energy has proposed to increase certain electricity rates by $210 million, related to Colorado system investments and purchased power contracts, beginning Jan. 1, 2007.

In addition, the company filed to immediately reduce rates by $165 million, related to lower than anticipated costs for generation fuel (natural gas) and purchased energy from other power generators. If approved, this rate reduction would begin May 1, 2006 and continue through the end of the year.

“Our filings today reflect the extremely complex nature of electricity ratemaking and the different components that make up our customers’ bills,” said Fred Stoffel, Xcel Energy vice president for policy development. “We want to pass on the reduced cost of generation fuel immediately, while at the same time provide our customers with notice that we will be increasing our rates next year to recover our higher fixed costs.”

Typical residential electricity customer bills as of today are $59.10. If the CPUC approves the rate filings in full, those bills would decrease by about 10 percent to $53.23 beginning May 1. Bills would then increase to an estimated $62.67 on Jan. 1, 2007 – about 6 percent above current rates – based on use of 625 kilowatt-hours per month.

Typical small-business customers currently pay about $94.80 a month. These bills would decrease by about 10 percent to $85.17 on May 1. Bills would then increase to $99.94 on Jan. 1, 2007, or about 5.4 percent above current rates, based on use of 1,025 kilowatt-hours per month.

Xcel Energy has asked the CPUC to suspend some of its filings – including a request for a $178 million revenue increase associated with increased expenses and investments to provide electricity service – until the beginning of next year, in recognition of the commission’s need to fully investigate the rate increase requests.

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There also are a number of filings designed to address additional “pass-through” costs outside of base rates. These adjustments typically are known as “riders.” Riders pass on costs from our suppliers to customers on a dollar-per-dollar basis.

General Rate Case

The general rate case filing reflects the increased costs of doing business since the company’s last electric rate case was filed in 2001, including more than $1 billion in investment in electricity generation, transmission and distribution infrastructure in Colorado.

It also reflects the start of construction of a new, third unit at the Comanche Generating Station in Pueblo, Colo., which will help meet continued growing demand for electricity; it will cost an estimated $1.35 billion.

These investments currently are not reflected in Xcel Energy’s rates.

Purchased Capacity Cost Adjustment

The company is requesting a modification to an electricity rider known as the Purchased Capacity Cost Adjustment (PCCA). Xcel Energy incurs significant costs associated with contracts to secure power (capacity) for its Colorado customers. These costs are in addition to paying for fuel and purchased energy (the actual electrons) generated and sold to customers.

Xcel Energy is asking the commission to move approximately $300 million in purchased power contract costs currently in base rates, and put them into a new PCCA rider, with the remainder of the company’s fixed purchase power costs. This activity would not by itself increase or decrease electricity bills for Colorado customers, but would more accurately reflect that all capacity costs are a pass-through to customers.

The effect of this change will be a reduction in base rates and an increase in the PCCA rider, particularly as it appears on the customers’ bills. The company also is proposing to revise the PCCA rider each year on Jan. 1, as existing contracts expire and new contracts are signed.

The company has estimated, however, that an additional $30 million increase in purchased capacity costs above this amount would be needed and put into effect Jan. 1, 2007, based on additional electricity capacity needs.

Electric Commodity Adjustment

The $165 million reduction for May 1 is through a rider known as the Electric Commodity Adjustment (ECA). ECA riders typically are filed once a year, so the request today is for an interim ECA rider change. Xcel Energy also is requesting to change its ECA rider to a monthly adjustment (similar to the company’s current Monthly Gas Cost Adjustment rider on the natural gas side of its business, although the filings today do not involve the company’s natural gas business).

Monthly ECA revisions would allow Xcel Energy to more accurately reflect the cost of generation fuel and purchased energy in a timelier manner for customers. The company believes the move to a monthly ECA would reduce large fluctuations in customers’ bills that currently result from the annual filing.

Other Issues

Among several other issues related to the filings today:

•                  The company is seeking to recover the current cost of financing significant new investment in transmission facilities, arising from its recent Least-Cost (Resource) Plan solicitation for approximately 2,100 megawatts of power;

•                  The company will seek to charge a late payment fee of 1.5 percent of the total bill for all residential electricity and natural gas customers who do not make payments until after the due date. This late fee would begin Jan. 1, 2007. Other customer groups already are subject to a late payment fee;

•                  The company will seek to increase the charge for returned checks to $15 from $10, beginning Jan. 1, 2007. The fee was last changed in 1982; and

•                  The company will seek to increase the cost of a 100 kilowatt-hour block of Windsource program power to $4.287 from the current $3.787 for secondary voltage customers, to $4.179 from $3.761 for primary voltage customers and to $4.083 from $3.733 for transmission voltage customers. The program, however, is fully subscribed at present and no additional customers will be added until additional generation resources are secured.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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